May 20, 2026	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS APRIL 2026 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for April 2026, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Client assets under administration reached a record $1.87 trillion, increasing 22% year-over-year and 6% sequentially, driven primarily by higher equity markets and net asset inflows,” said CEO Paul Shoukry. “PCG fee-based assets increased 28% year-over-year and 7% over the preceding month. Clients’ domestic cash sweep and Enhanced Savings Program balances of $55.6 billion were flat year-over-year and decreased 4% sequentially primarily due to quarterly fee billings and seasonal client tax payments during the month. The investment banking pipelines and client activity levels remain strong, but the timing of closings continues to be uncertain.”

Operating Data

	As of			% change from
$ in billions	April 30, 2026	April 30, 2025	March 31, 2026	April 30, 2025	March 31, 2026
Client assets under administration	$1,869.9	$1,530.7	$1,762.9	22%	6%
Private Client Group assets under administration	$1,798.6	$1,469.5	$1,699.0	22%	6%
Private Client Group assets in fee-based accounts	$1,121.4	$873.3	$1,043.2	28%	7%
Financial assets under management (1)	$298.6	$245.5	$282.4	22%	6%

Bank loans, net	$55.4	$48.8	$54.8	14%	1%

Clients’ domestic cash sweep and Enhanced Savings Program balances	$55.6	$55.6	$57.8	—%	(4)%

(1) This metric excluded the impact from the acquisition of Clark Capital Management Group, Inc., which closed on April 30, 2026.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Total client assets are $1.87 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.